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                                                               EXHIBIT - h(1)(d)

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

      This Customer Identification Services Amendment (this "AMENDMENT") amends, as of the 1st day of October, 2003 (the "EFFECTIVE DATE"), the Shareholder Services Agreement, dated February 4, 1994, between Meridian Fund, Inc. (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

      For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree as follows:

      SECTION 1 (ADDITION OF CIP SERVICES SECTION TO THE AGREEMENT). As of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended by the addition of the following:

            "CIP SERVICES. To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

            (a) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "DATA ELEMENTS") for each corresponding CUSTOMER (as defined in 31 CFR 103.131).

            (b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

            (c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

            (d)   Regularly report to the Fund about measures taken under
                  (a)-(c) above.

            (e) If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund's CIP.

            (f) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

            Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and

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            PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

            The Fund hereby represents and warrants that each of the portfolios serviced by PFPC, and each legal entity of which such portfolio is a part, has, and will at all times during which this Agreement is in effect maintain in place, a written agreement with each such other portfolio and entity, under which all such parties may rely upon the Customer Identification Programs of any other with respect to prospective investors who are then existing customers of such other. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps (a)-(0 above with respect to any subscriber who is then a customer of any other fund within the same "fund family" as the Fund."

      SECTION 2 (GENERAL PROVISIONS). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

Meridian Fund, Inc.

By: /s/ Gregg B. Keeling
    ----------------------
Name: Gregg B. Keeling
Title: Treasurer

PFPC INC.

By: /s/ Lynne M. Cannon
    ----------------------
Name: Lynne M. Cannon
Title: Vice President and Director Transfer Agent Division

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                                  August 6,2003

Meridian Fund, Inc.
60 E. Sir Francis Drake Blvd.
Wood Island, Suite 306
Larkspur, CA 94939

  RE: CUSTOMER IDENTIFICATION SERVICES FEES

Dear Sir/Madam:

      This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") solely for Customer Identification Services provided under Section 20 of the Transfer Agency Services Agreement dated February 5,1994 between Meridian Fund ("you" or the "Fund") and PFPC (the "Agreement"), as amended. The Fund will pay PFPC fees, as follows:

      -     $2.25 per customer verification

      -     $.02 per month per search result stored

      After the one year anniversary of the effective date of the Agreement, PFPC may adjust the fees described above once per calendar year, upon thirty
(30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in these fees (or the Effective Date absent a prior such adjustment).

      The fees described above are in addition to, and in no way affect, other fees to which the parties hereto have agreed (or in the future agree) with respect to the Agreement and related services.

      If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                   Very truly yours,

                                   PFPC INC.

                                   By: /s/ Lynne M. Cannon
                                       -------------------------------
                                   Name: Lynne M. Cannon
                                   Title: Vice President and Director
                                          Transfer Agent Division

Agreed and accepted:

Meridian Fund, Inc.

By: /s/ Gregg B. Keeling
    ----------------------
Name: Gregg B. Keeling
Title: Treasurer

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